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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
February 24, 2003

MEDINEX SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-26337	82-0514605
(Commission File No.)	(IRS Employer ID)

804 North Lincoln #2
Post Falls, Idaho 83854
(Address of principal executive offices and Zip Code)

(208) 773-4865
(Registrant's telephone number, including area code)

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ITEM 5. Other Events and Regulation FD Disclosure

As previously reported, on November 27, 2002, Medinex Systems, Inc. (the "Company") filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Idaho (the "Bankruptcy Court") (Case No. 02-21797 ). The Company manages, and will continue to manage, its property and operate its business as a "debtor-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

At a hearing held on February 19, 2003, the Bankruptcy Court considered and approved motions allowing for the continued use of cash collateral and the Debtor=s continued drawdowns of Post Petition Credit in light of the Disclosure Statement and Plan of Reorganization conditionally approved by an order signed by the Court on January 31, 2003. Further, the Court issued an Order authorizing Medinex Systems, Inc., to market the sale of its assets as described in the Plan and Disclosure Statement; solicit offers for both the Phase I - Auction Sale of Assets - and Phase II - Auction of the publicly traded corporate entity; and, to commence publication and mailing of proposed sale of assets to prospective bidders and purchasers. Pursuant to the Court=s Order, the hearing to consider the final approval of the Disclosure Statement is set for March 6, 2003, at 10:00 a.m.

The following required monthly reports were submitted to the U.S. Trustee at the hearing:

MEDINEX SYSTEMS, INC. U.S. TRUSTEE REPORT CASH BASIS PROFIT AND LOSS STATEMENT MONTH OF JANUARY 2003
January 2003
(UNAUDITED)

Revenues, net	93,309
Total Cost of Revenue	57,625
Gross Profit	35,684
Operating expenses:
Payroll Expense	42,534
General and administrative	8,658

Total operating expenses - cash basis	51,192

Net Operating Income (Loss) - cash basis	(15,508)

MEDINEX SYSTEMS, INC. U.S. TRUSTEE REPORT BALANCE SHEET January 31, 2003
January 31, 2003
(UNAUDITED)
ASSETS
Current Assets
Checking/Savings
Cash and cash equivalents	37,557
Restricted cash	53,224
Accounts Receivable	131,911
Allowance for Doubtful Accounts	(5,222)
Inventory- Recorders	6,839
Prepaid Expenses	1,010
Total Current Assets	225,319
Property and equipment, net	30,587
Investments	3,498
Deposits	9,779
Total Assets	269,183
LIABILITIES & EQUITY
Current Liabilities
Accounts Payable	34,848
DIP Financing	53,500
Accrued Expense	420
Accrued Vacation	2,275
Sales Tax - ID	64,655
Sales Tax - DC	1,076
Total Current Liabilities	156,774
Long Term Liabilities
Pre-Petition L.T. Liabilities	3,127,609
Total Long Term Liabilities	3,127,609
Total Liabilities	3,284,383
Equity
Common Stock	213,288
Warrants	40,625
Additional Paid in Capital	44,735,039
Retained Earnings	(47,980,084)
Net Income	(24,067)
Total Equity	(3,015,200)
TOTAL LIABILITIES & EQUITY	269,183

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: February 24, 2003

MEDINEX SYSTEMS, INC.
BY: /s/ Colin Christie
Colin Christie, President and Chief Executive Officer